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                                                                    Exhibit 99.1

People's Bancshares
2000 Annual Meeting
News Release
DRAFT 1
June 11, 2001



FOR IMMEDIATE RELEASE:               CONTACT:
June 12, 2001                        James K. Hunt
                                     Executive Vice President and Chief
                                     Financial Officer


                    PEOPLE'S BANCSHARES HOLDS ANNUAL MEETING

     Raynham, MA, June 12, 2001...People's Bancshares, Inc. (NASDAQ:PBKB) held it's 2000 Annual Meeting of Shareholders today at the Stoneforge Publick House in Raynham, MA.

     Richard S. Straczynski, president and chief executive officer, announced that the following were re-elected to a three-year term as members of the People's Bancshares board of directors: B. Benjamin Cavallo, Terrence A. Gomes and Stanley D. Siskind.

     Mr. Straczynski also said that as previously announced, People's will increase the size of its board of directors from ten to thirteen members. Subject to the receipt of the required non-objection letters from bank regulators, the Company will add Vincent Smyth, William Foster and Thomas Gillen to fill the three newly created vacancies on the board. This is part of a definitive agreement entered into on April 19, 2001 by People's Bancshares and a group led by Vincent Smyth that terminates a previously announced proxy contest.

     Mr. Straczynski provided an update to shareholders concerning previously disclosed liquidity, interest rate risk, strategic issues, and other matters raised by People's Bancshares' regulators during the year 2000. He reported that, among other matters, People's has submitted all required plans; reduced holdings of trust preferred securities; and identified opportunities to further reduce balance sheet risk. In addition, the Company has revised operating policies and plans, including a revised management plan that resulted in the hiring of a new Chief Financial Officer in November of 2000 and Bank Treasurer in March of 2001.

     "Our attention and resources are focused totally on the business of running People's Bancshares," said Mr. Straczynski. "We are pleased to report that we are making good progress."

     People's Bancshares, Inc. is a unitary bank holding company whose principal subsidiary is People's Savings Bank of Brockton, an FDIC insured savings bank headquartered in Easton, MA. People's Mortgage Co., the primary subsidiary of the Bank, conducts business in six states.

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     This press release contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These expressed or implied important risks, uncertainties and other factors may cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Some of the factors, in addition to possible changes in the loan loss provision and possible changes related to regulatory matters that could cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements were disclosed in the Company's 2000 Annual Report on Form 10-K. The risk factors contained in that Form 10-K may not be exhaustive. Therefore, the information in that Form 10-K should be read together with other reports and documents that are filed by the Company with the SEC from time to time, including quarterly reports on Form 10-Q, and interim reports on Form 8-K, which may supplement, modify, supersede or update those risk factors.



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